NORTEK

RICHARD L. BREADY
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

PRIVATE AND CONFIDENTIAL

May 19, 2005

Mr. Bryan L. Kelln
2804 Hanover Street
Dallas, TX 75225

Dear Bryan:

I am pleased to offer you the position of Vice President-Operations at Nortek reporting directly to me. We are excited about the prospect of having you join the Nortek team and hope that you will enjoy a continued high level of professional growth and satisfaction while making a substantial contribution to the operation of Nortek. Your first day of employment will be mutually agreed upon but with a target the week of June 13, 2005.

Your base compensation will be $400,000 annually, payable monthly. In addition, you will be eligible for an incentive bonus with a target of 100% of base compensation. The incentive will be primarily based on the consolidated financial performance of Nortek, Inc. and your personal performance. This bonus will be paid in the first quarter of the succeeding year. For the year 2005, you will be guaranteed a minimum bonus of $175,000. Your compensation will be reviewed annually.

You will also be granted 4,500 Class C units of membership interests of THL-Nortek Investors LLC (“Investors LLC”) that function similar to stock options. The Class C units are divided into two series: C-1 time vesting units and C-2 performance vesting units. Your award consists of 1,500 C-1 units and 3,000 C-2 units. The C-1 units vest pro-rata on a quarterly basis over three years.

In addition, you will be eligible for a company car in accordance with Nortek’s automobile policy for executives.

Your employment is terminable, at will, however, for your security, in the event of involuntary employment termination not related to cause, you will be eligible for severance pay in the amount of six (6) months base rate pay for the first 2 years of employment. Nortek will reimburse you for COBRA costs, if applicable, for this six (6) month period.

NORTEK, INC. 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360 401-751-1600 FAX 401-751-4724

Mr. Bryan L. Kelln
May 19, 2005

You will be a direct employee of Nortek, Inc. and you will be eligible to participate in all benefits subject to the terms and conditions of such plans as may be modified from time to time. These benefits include health, dental and life insurance; 401(k) plan; short and long-term disability insurance plans and other benefits outlined in the enclosed benefit summary. You will be eligible for four weeks of vacation each year.

With regard to your relocation to Providence, Rhode Island, we will provide the following:

1.	Reimbursement for the reasonable costs of the movement of your household items.

2.	Reimbursement for customary and reasonable closing costs and real estate commissions incurred in the sale of your present home.

3.	Temporary living expenses for up to a maximum of ninety (90) days during the transition phase of your move, including reasonable commuting expenses for you and your spouse.

4.	A reasonable number of house hunting trips as necessary, for you and your family to search for a new home.

5.	Travel expenses related to moving your family to a new household.

6.	Gross-up of reimbursed expenses to effect a pre-tax result.

If after reviewing this offer letter you have any questions or need clarification, do not hesitate to contact me. Otherwise, if you are in agreement with the above, please sign, date and return this letter to me at your earliest convenience. Bryan, we look forward to welcoming you to Nortek.

/s/Rick

RLB:dmf

Enclosure: Standard salaried employee benefits unless modified by this letter.

ACCEPTANCE:

I accept your offer of employment according to the terms and conditions outlined above.

/s/Bryan L. Kelln            May 23, 2005
Signature               Date